Exhibit 23.1

J&S ASSOCIATE PLT
202206000037 (LLP0033395-LCA) & AF002380
(Registered with PCAOB and MIA)	Tel: +603-4813 9469
B-11-14, Megan Avenue II	Email : info@jns-associate.com
12,Jalan Yap Kwan Seng, 50450, Kuala Lumpur, Malaysia	Website : jns-associate.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated May 15, 2025 relating to the consolidated financial statements appearing in the Annual Report on Form 20-F of PTL Limited for the fiscal year ended December 31, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

We were dismissed as auditor on October 27, 2025 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Registration Statement for the periods after December 31, 2024.

/s/ J&S Associate PLT

Kuala Lumpur, Malaysia

November 10, 2025